FORM OF MANAGEMENT AGREEMENT


                         ASSET ALLOCATION PORTFOLIOS

                             [Name of Portfolio]

    MANAGEMENT AGREEMENT, dated as of February __, 1996, by and between Asset Allocation Portfolios, a New York trust (the "Trust"), and Citibank, N.A., a national banking association ("Citibank" or the "Adviser").

                             W I T N E S S E T H:

    WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act"), and

    WHEREAS, the Trust wishes to engage Citibank to provide certain investment advisory and administrative services for the series of the Trust designated as [Name of Series] (the "Portfolio"), and Citibank is willing to provide such investment advisory and administrative services for the Portfolio on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

    1. Duties of Citibank. (a) Citibank shall act as the Adviser for the Portfolio and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested, subject always to the restrictions of the Trust's Declaration of Trust, dated December 14, 1995, and By-laws, as each may be amended from time to time (respectively, the "Declaration" and the "By-Laws"), the provisions of the 1940 Act, and the then-current Registration Statement of the Trust with respect to the Portfolio. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Portfolio's portfolio securities shall be exercised. Should the Board of Trustees of the Trust at any time, however, make any definite determination as to investment policy applicable to the Portfolio and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until

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similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Portfolio, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of securities for the Portfolio's account with the brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Trust to give instructions to the custodian or any subcustodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. In connection with the selection of such brokers or dealers and the placing of such orders, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio. In making purchases or sales of securities or other property for the account of the Portfolio, the Adviser may deal with itself or with the Trustees of the Trust or the Trust's underwriter or distributor, to the extent such actions are permitted by the 1940 Act. In providing the services and assuming the obligations set forth herein, the Adviser may, at its own expense, employ one or more subadvisers; provided that the Adviser shall supervise the activities of each subadviser. Any agreement between the Adviser and a subadviser shall be subject to the renewal, termination and amendment provisions applicable to this Agreement.

    (b) Subject to the direction and control of the Board of Trustees of the Trust, Citibank shall perform such administrative and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative and management functions herein set forth; (b) supervising the overall administration of the Trust, including negotiation of contracts and fees

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with and the monitoring of performance and billings of the Trust's transfer agent, custodian and other independent contractors or agents; (c) preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations, including registration statements, semi-annual and annual reports to investors, proxy statements and tax returns; (d) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and investors; and (e) arranging for maintenance of books and records of the Trust. Notwithstanding the foregoing, Citibank shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of beneficial interests in the Portfolio, nor shall Citibank be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent or custodian of the Trust or the Portfolio. In providing administrative and management services as set forth herein, Citibank may, at its own expense, employ one or more subadministrators; provided that Citibank shall remain fully responsible for the performance of all administrative and management duties set forth herein and shall supervise the activities of each subadministrator.

    2. Allocation of Charges and Expenses. Citibank shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. Except as provided in the foregoing sentence, it is understood that the Trust will pay from the assets of the Portfolio all of its own expenses allocable to the Portfolio including, without limitation, organization costs of the Portfolio; compensation of Trustees who are not "interested persons" of the Trust; governmental fees; interest charges; loan commitment fees; taxes; membership dues in industry associations allocable to the Trust; fees and expenses of independent auditors, legal counsel and any transfer agent, distributor, registrar or dividend disbursing agent of the Trust; expenses of issuing and redeeming beneficial interests and servicing investor accounts; expenses of preparing, typesetting, printing and mailing investor reports, notices, proxy statements and reports to governmental officers and commissions and to investors in the Portfolio; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of Portfolios and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Portfolio (including but not limited to the fees of independent pricing services); expenses of meetings of the Portfolio's investors; expenses relating to the issuance of beneficial interests in the Portfolio; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust on behalf of the Portfolio may be a party

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and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

    3. Compensation of Citibank. For the services to be rendered and the facilities to be provided by Citibank hereunder, the Trust shall pay to Citibank from the assets of the Portfolio a management fee computed daily and paid monthly at an annual rate equal to ___% of the Portfolio's average daily net assets for the Portfolio's then-current fiscal year. If Citibank provides services hereunder for less than the whole of any period specified in this
Section 3, the compensation to Citibank shall be accordingly adjusted and prorated.

    4. Covenants of Citibank. Citibank agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's principal underwriter or distributor, if any, as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act, will not take a long or short position in beneficial interests of the Portfolio except as permitted by the Declaration, and will comply with all other provisions of the Declaration and By-Laws and the then-current Registration Statement applicable to the Portfolio relative to Citibank and its directors and officers.

    5. Limitation of Liability of Citibank. Citibank shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Citibank" shall include directors, officers and employees of Citibank as well as Citibank itself.

    6. Activities of Citibank. The services of Citibank to the Portfolio are not to be deemed to be exclusive, Citibank being free to render investment advisory, administrative and/or other services to others. It is understood that Trustees, officers, and shareholders of the Trust are or may be or may become interested in Citibank, as directors, officers, employees, or otherwise and that directors, officers and employees of Citibank are or may become similarly interested in the Trust and that Citibank may be or may become interested in the Trust as an investor or otherwise.

    7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written, shall govern the relations between the parties hereto thereafter and shall remain in force until February __, 1998, on which date it will

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terminate unless its continuance after February __, 1998 is "specifically approved at least annually" (a) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of Citibank at a meeting specifically called for the purpose of voting on such approval, and
(b) by the Board of Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Portfolio.

    This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by the "vote of a majority of the outstanding voting securities" of the Portfolio, or by Citibank, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment."

    This Agreement may be amended only if such amendment is approved by the "vote of a majority of the outstanding voting securities" of the Portfolio (except for any such amendment as may be effected in the absence of such approval without violating the 1940 Act).

    The terms "specifically approved at least annually," "vote of a majority of the outstanding voting securities," "assignment," "affiliated person," and "interested persons," when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

    Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the Portfolio; that any liability of the Trust under this Agreement, or in connection with the transactions contemplated herein, shall be discharged only out of the assets of the Portfolio; and that no other series of the Trust shall be liable with respect to this Agreement or in connection with the transactions contemplated herein.

    The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually.

     8. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

ASSET ALLOCATION PORTFOLIOS                               CITIBANK, N.A.

By:                                                       By:

Title:                                                    Title: